                                                                   Exhibit 23.2



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement
(Form S-3 No. 333-76722) and related Prospectus of Waste Connections, Inc.
for the registration of debt securities and shares of its preferred stock and its common stock dated March 21, 2002 and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the consolidated financial statements and schedule of Waste Connections, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


Sacramento, California
March 15, 2002